Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 658,045.66	0.000087	$ 57.25
Fees Previously Paid	2	$ 27,076,194.16		$ 3,633.13
	Total Transaction Valuation:	$ 27,734,239.82
	Total Fees Due for Filing:			$ 3,690.38
	Total Fees Previously Paid:			$ 3,633.13
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 57.25
Offering Note
[1]	(a). Transaction value is based on the aggregate purchase price to be paid for shares of common stock. (b). The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying $658,045.66 by 0.000087.

[2]	(a). Transaction value calculated based on the maximum aggregate purchase price to be paid for shares of common stock in the Offer, prior to giving effect to the additional number of Shares accepted for purchase by the Company. (b). The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by calculating the sum of (i) the product obtained by multiplying $25,000,000.00 by 0.00013810, the fee rate in effect on September 1, 2026 plus (ii) the product obtained by multiplying $2,076,194.16 by 0.000087, the fee rate in effect on October 1, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources